UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED

IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GREATER BAY BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 20, 2007

Dear Shareholders:

This supplement relates to our proxy statement dated April 20, 2007 for our annual meeting of shareholders to be held on May 30, 2007. Inadvertently, two dates were omitted from page 51 of the proxy statement under the heading “INFORMATION ABOUT SHAREHOLDER PROPOSALS.” For your convenience, we have reprinted this section in its entirety to include this additional information. The following information should be read in conjunction with the proxy statement, and you should consider the proxy statement to be amended and restated to the extent set forth below.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2008 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December 24, 2007. Please address your proposals to: Greater Bay Bancorp, 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March 6, 2008, the proxy to be solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2008 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By Order of the Board of Directors,

/s/ Linda M. Iannone

Linda M. Iannone

Corporate Secretary